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                                                                 EXHIBIT 11.1


                           HMT TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (In thousands, except per share data)



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                                                             QUARTER ENDED          SIX MONTHS ENDED
                                                             SEPTEMBER 30,            SEPTEMBER 30,
                                                          -------------------     -------------------
                                                            1997       1996        1997        1996
                                                          -------     -------     -------     -------
                                                               (Unaudited)            (Unaudited)
Primary:
Weighted average shares outstanding
  for the period ....................................      41,832      40,399      41,484      40,182
Net effect of dilutive stock options-based on the
  treasury stock method using average market price...       2,964       3,806       2,975       3,928
                                                          -------     -------     -------     -------
Shares used in computing per share amounts...........      44,796      44,205      44,459      44,110
                                                          =======     =======     =======     =======
Net income available for common stockholders ........     $19,064     $16,605     $34,433     $32,500
                                                          =======     =======     =======     =======
Net income available for common stockholders
  per share .........................................     $  0.43     $  0.38     $  0.77     $  0.74
                                                          =======     =======     =======     =======
Fully Diluted:
Weighted average shares outstanding for the period...      41,832      40,399      41,484      40,182
Net effect of dilutive stock options-based on the
  treasury stock method using average market price...       3,021       3,806       3,004       3,928
Assumed conversion of 53/4% convertible subordinated
  notes .............................................       9,684          --       9,684          --
Shares used in computing per share amounts ..........      54,538      44,205      54,172      44,110
Net income available for common stockholders ........     $19,064     $16,605     $34,433     $32,500
                                                          -------     -------     -------     -------
Add 5 3/4% convertible subordinated note interest,
  net of interest capitalized and income tax
  effect ............................................       1,541          --       2,876          --
                                                          =======     =======     =======     =======
Net income available for common stockholders ........     $20,705     $16,605     $37,309     $32,500
Net income available for common stockholders
  per share .........................................     $  0.38     $  0.38     $  0.69     $  0.74
                                                          =======     =======     =======     =======
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